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                                                                     Exhibit 3.4

                       MINUTES OF THE TELEPHONIC MEETING
                           OF THE BOARD OF DIRECTORS


     A telephonic meeting of the Board of Directors of Quality Distribution, Inc., was held, pursuant to proper notice, at 2:00 PM on November 8, 1999.

     Present on said call were the following Directors, constituting a quorum:
Joshua Harris, Robert Katz, John Kissick, Marc Rowan, Michael Weiner, Richard Brandewie, Charles O'Brien, Jr., Phil Ringo, and Marvin Sexton.

     Also participating were: Marc Becker and Robert Kasak.

RESOLUTIONS ADOPTED
-------------------

     Upon motions duly made and seconded, the following resolutions were unanimously adopted:

     RESOLVED, that Article III, Section B of the Corporation's by-laws shall be amended to provide that the number of directors of the corporation shall not be less than one (1) nor more than eleven (11);

     RESOLVED, that Thomas Finkbiner is hereby appointed as President and Chief Executive Officer of the Corporation, subject to the execution of an employment agreement.

     RESOLVED, that Thomas Finkbiner is hereby elected and appointed a Director of the Corporation, subject to the execution of an employment agreement, and shall serve in such capacity until the next annual meeting of the Shareholders;

     RESOLVED, that Marc Becker is appointed a Director of the Corporation, and shall serve in such capacity until the next annual meeting of the Shareholders;

     RESOLVED, that the Company is authorized and directed to enter into an insurance policy buy-back settlement with the London Market Insurers and Equitas for Thirty-Three Million Dollars ($33,000,000.00);

     RESOLVED FURTHER, that the Executive Committee is authorized and directed to approve the execution of any and all documents necessary to effectuate the above resolutions and the appropriate Corporate officers are authorized to execute same.

     There being no further business, the meeting was adjourned.



                                    /s/  Robert R. Kasak
                                   -------------------------------------------
                                         Robert R. Kasak, Corporate Secretary